Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MINORPLANET SYSTEMS USA, INC.
(to be renamed REMOTE DYNAMICS, INC.)

     Minorplanet Systems USA, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 28, 1994 under the name “HM Holding Corporation” and such was amended and eventually restated by a Restated Certificate of Incorporation filed with the Delaware Secretary of State on June 12, 2001 (as amended, the “Restated Certificate of Incorporation”).

     2. This Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the Restated Certificate of Incorporation. This Certificate was duly adopted pursuant to the provisions of Section 303 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”).

     3. The text of the corporation’s Certificate of Incorporation is hereby amended by deleting the Restated Certificate of Incorporation (as currently in effect) in its entirety, and restating it, so that as amended and restated, the corporation’s Certificate of Incorporation shall now read in its entirety as follows:

I. NAME

     The name of the corporation is Remote Dynamics, Inc.

II. EXISTENCE

     The corporation is to have perpetual existence.

III. PURPOSE

     The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

IV. CAPITALIZATION

     The aggregate number of shares of capital stock which the corporation shall have authority to issue is 52,000,000 shares consisting of 50,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 2,000,000 shares of preferred stock, par value $0.01 per share. Each holder of a share of Common Stock shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate.

     The Board of Directors of the corporation, by resolution or resolutions, may at any time and from time to time, divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series and, without limiting the generality of the foregoing, fix and determine the designation of each such share, the number of shares which shall constitute such series and certain powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions and voting rights of the shares of each series so establishing.

V. STOCKHOLDER RIGHTS

     The preemptive right of any stockholder of the corporation to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares of the corporation, is hereby denied; provided, however, that nothing herein shall preclude the corporation from granting preemptive rights by contract or agreement to any person, corporation or other entity. Cumulative voting by the stockholders of the corporation at any election of directors of the corporation is hereby prohibited.

VI. REGISTERED AGENT

     The street address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

VII. LIMITATION OF DIRECTORS’ LIABILITY

     To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article VII by the stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the corporation at the time of such repeal or amendment.

VIII. INDEMNIFICATION

     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article VIII. The right to indemnification under this Article VIII shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. The corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the corporation upon such terms as the board of directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article VIII by the stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

IX. INTERESTED TRANSACTIONS

     Any director or officer of the corporation individually, or any corporation, partnership, association or other organization in which one or more of the corporation’s directors or officers are directors or officers or have a financial interest (an “Interested Party”) may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that (a) the material facts as to such Interested Party’s relationship and as to such contract or transaction shall be disclosed or shall have been known to the board of directors, and the board of directors in good faith shall authorize such contract or transaction by the affirmative vote of a majority of the disinterested directors (even though the disinterested directors constitute less than a quorum); or (b) the material facts as to such Interested Party’s relationship and as to such contract or transaction shall be disclosed or shall have been known to the stockholders entitled to vote on such contract or transaction, and the stockholders in good faith shall approve such contract or transaction; or (c) such contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the stockholders. Any Interested Party who is a director of the corporation may be counted in determining the presence of a quorum at a meeting of the board of directors which authorizes any contract or transaction between the corporation and an Interested Party.

X. MISCELLANEOUS

     Election of directors need not be by written ballot. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt the bylaws of the corporation, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations which may be contained in such bylaws.

XI. DELAYED EFFECTIVE DATE

     This Amended and Restated is to be effective at 9:00 a.m. (Eastern time) on July 2, 2004.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of this 30th day of June, 2004 to be effective as provided above.

MINORPLANET SYSTEMS USA, INC.

By:	/s/ Dennis R. Casey

Dennis R. Casey
President and Chief Executive Officer

ATTEST:

/s/ J. Raymond Bilbao

J. Raymond Bilbao
Secretary